As filed with the Securities and Exchange Commission on July 24, 2003 Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

iPass Inc.

(Exact name of registrant as specified in its charter)

Delaware	93-1214598
(State of Incorporation)	(I.R.S. Employer Identification No.)

3800 Bridge Parkway
Redwood Shores, CA 94065
(650) 232-4100
(Address of principal executive offices)

2003 Equity Incentive Plan
2003 Non-Employee Directors Plan
2003 Employee Stock Purchase Plan
1999 Stock Option Plan
1997 Stock Option Plan
(Full title of the plans)

Kenneth D. Denman
Chairman and Chief Executive Officer
iPass Inc.
3800 Bridge Parkway
Redwood Shores, CA 94065
(650) 232-4100
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Timothy J. Moore, Esq	Bruce K. Posey, Esq.
Cooley Godward LLP	Vice President and General Counsel
Five Palo Alto Square	iPass Inc.
3000 El Camino Real	3800 Bridge Parkway
Palo Alto, CA 94306-2155	Redwood Shores, CA 94065
(650) 843-5000	(650) 232-4100

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Securities		Offering	Aggregate	Amount of
to be Registered (1)	Amount to be Registered (1)	Price per Share (2)	Offering Price (2)	Registration Fee

Common Stock, par value $0.001 per share	18,002,425 shares	$0.18– $14.00	$165,095,065	$13,357

(1)	Pursuant to Rule 416(a), this Registration Statement shall also cover any additional shares of Registrant’s Common Stock that become issuable under the plans by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of Registrant’s Common Stock. In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee and non-employee benefit plans described herein.

(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h). The price per share and aggregate offering price are based upon the (a) the weighted average exercise price for outstanding options granted pursuant to the Registrant’s (i) 1999 Stock Option Plan and (ii) 1997 Stock Option Plan and (b) the initial public offering price of the Registrant’s Common Stock.

The chart below details the calculations of the registration fee:

Securities	Number of Shares	Offering Price Per Share		Aggregate Offering Price

Shares reserved for future grant under the 2003 Equity Incentive Plan	7,500,000	$14.00	(2)(b)	$105,000,000
Shares reserved for future grant under the 2003 Non-Employee Directors Plan	750,000	$14.00	(2)(b)	$10,500,000
Shares reserved for future grant under the 2003 Employee Stock Purchase Plan	2,000,000	$14.00	(2)(b)	$28,000,000
Shares issuable pursuant to outstanding options under the 1999 Stock Option Plan	7,651,374	$2.82	(2)(a)(i)	$21,576,875
Shares issuable pursuant to outstanding options under the 1997 Stock Option Plan	101,051	$0.18(2)(a)(ii)		$18,190
Proposed Maximum Offering Price				$165,095,065
Registration Fee				$13,357

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
INTERESTS OF NAMED EXPERTS AND COUNSEL
INDEMNIFICATION OF DIRECTORS AND OFFICERS
EXHIBITS
UNDERTAKINGS
SIGNATURES
EXHIBIT INDEX
EXHIBIT 5.1
EXHIBIT 23.1

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by iPass Inc. (the “Company”) with the Securities and Exchange Commission are incorporated by reference into this Registration Statement:

     (a)  The Company’s prospectus filed pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration statement on Form S-1 (File No. 333-102715) on July 23, 2003, that contains audited financial statements for the Company’s latest fiscal year for which such statements have been filed.

     (b)  The description of the Company’s Common Stock which is contained in a registration statement on Form 8-A filed on July 1, 2003 (File No. 000-50327) under the Securities Exchange Act of 1934 (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

     All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this registration statement from the date of the filing of such reports and documents.

INTERESTS OF NAMED EXPERTS AND COUNSEL

     The validity of the issuance of the common stock offered by this prospectus and certain other legal matters are being passed upon for us by our counsel, Cooley Godward LLP, Palo Alto, California. As of the date of this prospectus, GC&H Investments, an investment partnership composed of certain partners of and persons associated with Cooley Godward LLP, beneficially owned 14,655 shares of preferred stock, which will convert into common stock on a 1-to-1 basis upon the anticipated closing of our initial public offering on July 29, 2003.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Our restated certificate of incorporation contains provisions limiting the liability of directors. Our restated certificate of incorporation provides that a director will not be personally liable to us or to our stockholders for monetary damages for any breach of fiduciary duty as a director, but will continue to be subject to liability for the following:

•	any breach of the director’s duty of loyalty to us or to our stockholders;

•	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	unlawful payment of dividends or unlawful stock repurchases or redemptions; and

•	any transaction from which the director derived an improper personal benefit.

     If Delaware law is amended to authorize corporate action further eliminating or limiting the personal liability of a director, then the liability of our directors will be eliminated or limited to the fullest extent permitted by Delaware law, as so amended. Our restated certificate of incorporation does not eliminate a director’s duty of care and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief remain available under Delaware law. Our restated certificate of incorporation does not affect a director’s responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

     In addition, we have entered into agreements to indemnify our directors and executive officers to the fullest extent permitted under Delaware law, including the non-exclusivity provisions of Delaware law, and our bylaws, subject to limited exceptions. These agreements, among other things, provide for indemnification of our directors and executive officers for fees, expenses, judgments, fines, and settlement amounts incurred by any of these persons in any action or proceeding to which any of those persons is, or is threatened to be, made a party by reason of the person’s service as a director or officer, including any action by us, arising out of that person’s services as our director or officer or that person’s services provided to any other company or enterprise at our request. We believe that these bylaw provisions and agreements are necessary to attract and retain qualified persons as directors and officers. We also intend to maintain liability insurance for our officers and directors.

EXHIBITS

Exhibit
Number

5.1	Opinion of Cooley Godward LLP

10.1*	2003 Equity Incentive Plan and form of related agreements, as amended.

10.2*	2003 Non-Employee Directors Plan.

10.3*	1999 Stock Option Plan and form of related agreements.

10.4*	1997 Stock Option Plan and form of related agreements.

10.7*	2003 Employee Stock Purchase Plan and form of related agreements, as amended.

23.1	Consent of KPMG LLP, Independent Accountants

23.2	Consent of Cooley Godward LLP is contained in Exhibit 5.1 to this Registration Statement

24.1	Power of Attorney is contained on the signature pages.

*	Documents incorporated by reference from the Company’s Registration Statement of Form S-1, as amended (333-102715), originally filed with the Commission on January 24, 2003.

UNDERTAKINGS

1.	The undersigned registrant hereby undertakes:

          (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                    (i) To include any prospectus required by section 10(a)(3) of the Securities Act;

                    (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§ 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

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                    (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     Provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the issuer pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference herein.

     (b)  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2.     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Redwood Shores, State of California, on July 24, 2003.

iPASS INC.

By:	/s/ Kenneth D. Denman Kenneth D. Denman Chairman and Chief Executive Officer

POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Kenneth D. Denman, Donald C. McCauley and Bruce K. Posey and each of them acting alone, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Kenneth D. Denman Kenneth D. Denman	Chairman, President, Chief Executive Officer and Director	July 24, 2003

/s/ Donald C. McCauley Donald C. McCauley	Vice President, Finance, and Chief Financial Officer (Principal Financial Officer)	July 24, 2003

/s/ Frank E. Verdecanna Frank E. Verdecanna	Corporate Controller (Principal Accounting Officer)	July 24, 2003

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Signature	Title	Date

/s/ A. Gary Ames A. Gary Ames	Director	July 24, 2003

/s/ Cregg B. Baumbaugh Cregg B. Baumbaugh	Director	July 24, 2003

/s/ John D. Beletic John D. Beletic	Director	July 24, 2003

/s/ Peter G. Bodine Peter G. Bodine	Director	July 24, 2003

/s/ Arthur C. Patterson Arthur C. Patterson	Director	July 24, 2003

/s/ Allan R. Spies Allan R. Spies	Director	July 24, 2003

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EXHIBIT INDEX

Exhibit
Number

5.1	Opinion of Cooley Godward LLP

10.1*	2003 Equity Incentive Plan and form of related agreements, as amended.

10.2*	2003 Non-Employee Directors Plan.

10.3*	1999 Stock Option Plan and form of related agreements.

10.4*	1997 Stock Option Plan and form of related agreements.

10.7*	2003 Employee Stock Purchase Plan and form of related agreements, as amended.

23.1	Consent of KPMG LLP, Independent Accountants

23.2	Consent of Cooley Godward LLP is contained in Exhibit 5.1 to this Registration Statement

24.1	Power of Attorney is contained on the signature pages.

*	Documents incorporated by reference from the Company’s Registration Statement of Form S-1, as amended (333-102715), originally filed with the Commission on January 24, 2003.